Exhibit 10.16
ASURE SOFTWARE, INC.
2018 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

Asure Software, Inc., a Delaware corporation, (the “Company”), pursuant to its 2018 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of performance stock units (“Performance Stock Units” or “PSUs”). This award of Performance Stock Units is subject to all of the terms and conditions set forth in this Grant Notice, in the Performance Stock Unit Award Agreement attached as Exhibit A (the “Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined in this Grant Notice, capitalized terms used in this Grant Notice or the Agreement shall have the meanings ascribed to them in the Plan.

Participant:

Grant Date:	January 1, 2025

Performance Period:	January 1, 2025 through December 31, 2025

Target Award:	___________ PSUs

Final Award:	Target Award, multiplied by the Payout Percentage based on the achievement of the Performance Metrics.

Payment of Final Award:	Asure will pay the Final Award as soon as practicable and no later than March 15, 2026 (such date of payment, begin the “Final Payment Date”). The Final Award shall be paid in Restricted Stock Units (the “RSUs”) at a conversion rate of 1 PSU equals 1 RSU. The RSUs will vest in installments as follows: (a) 38.89% of the RSUs will vest on the Final Payment Date if the Final Payment Date is in February 2026 or 41.67% of the RSUs will vest on the Final Payment Date if the Final Payment Date is in March 2026; and (b) the remaining RSUs will vest in equal monthly installments beginning on the first day of the calendar month after the Final Payment Date through and including January 1, 2028.

RSU Conversion:	Each vested RSU will convert into one share of the common stock of Asure Software, Inc.

Termination:	If the Participant experiences a Termination of Service before the Final Payment Date, all PSUs shall be automatically forfeited by the Participant without payment of any consideration therefor. If the Participant experiences a Termination of Service after the Final Payment Date, any RSUs that have not vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Agreement and this Grant Notice. The Participant hereby agrees to accept as binding,

Exhibit 10.16
conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement or this Grant Notice. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.10(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6 of the Agreement or the Plan.

Participant:	PARTICIPANT:

ASURE SOFTWARE, INC.

By: _________________________________	By: _________________________________
Print Name: Patrick Goepel	Print Name:
Title: Chief Executive Officer

Exhibit 10.16
EXHIBIT A
PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Performance Stock Unit Agreement (this “Agreement”), dated as of the Grant Date set forth in the Performance Stock Unit Award Grant Notice (the “Grant Notice,”) is made between Asure Software, Inc. (the “Company”) and the Participant. The Grant Notice is included in, and made part of, this Agreement.

ARTICLE 1
GENERAL

1.1     Defined Terms. Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan and the Grant Notice.

1.2     Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2
PERFORMANCE CRITERIA AND AWARD DETERMINATION

2.1     Target Award Grant. Subject to the provisions of this Agreement and the Plan, the Company hereby grants to Participant the number of performance stock units (“Performance Stock Units” or “PSUs”) set forth in the Grant Notice (the “Target Award”).

2.2     Final Award Determination. At the end of the Performance Period and subject to the achievement of the performance metrics set forth in Section 2.3 (the “Performance Metrics”), the Participant shall be entitled to receive that number of restricted stock units (the “Restricted Stock Units” or “RSUs”) equal to (i) the Target Award, multiplied by (ii) the Payout Percentage (the “Final Award”). The Payout Percentage shall be calculated with reference to Schedule 1 after the achievement of the Performance Metrics are certified in writing by the Compensation Committee of the Company’s Board of Directors (the “Committee”) following completion of the audit of the Company’s financial statements for the period ending on the last day of the Performance Period.

2.3     Performance Metrics. The Performance Metrics are (i) recurring revenue, and (ii) gross profit. Recurring revenue shall be determined in accordance with generally accepted accounting practices and as set forth in the Company’s audited Consolidated Statements of Comprehensive Income (Loss) for the period ending on the last day of the Performance Period and subject to such exclusions and adjustments in each case as set forth on Schedule 1 or as determined by the Committee and communicated to the Participant in writing, when determined. Gross profit shall be determined in a manner generally consistent with the Company’s calculation of non-GAAP gross profit for the period ending on the last day of the Performance Period and included in the Company’s earnings release for such period, also subject to such exclusions and adjustments in each case as set forth on Schedule 1 or as determined by the Committee and communicated to the Participant in writing, when determined. The Committee has established the base threshold, target and maximum values for each Performance Metric, which are set forth on Schedule 1. The Committee may modify such threshold, target and maximum values for any Performance Metric to account for changed circumstances in the Company’s business occurring during the Performance Period, including, without limitation, acquisitions, new lines of business, divestitures, audit adjustments or changes in business lines.

Exhibit 10.16
2.4     Performance Period. The Performance Period, for purposes of this Agreement, shall be determined by the Compensation Committee and shall be the period set forth in the Grant Notice.

2.5     Settlement of Final Award. As soon as reasonably practicable following the completion of the Company’s annual audit of its financial statements for the year ended on the last day of the Performance Period and no later than March 15 of the year following the year in which the Performance Period ends, the Committee shall certify the achievement of the Performance Metrics, determine the Final Award and issue RSUs to each Participant in the amount of the Final Award. Each RSU shall be equivalent to one share of the common stock of the Company.

2.6     Unsecured Obligation to RSUs. Unless and until the PSUs have been earned and the Final Award determined, the RSUs have been issued and the RSUs have vested in the manner set forth in Section 2.7 of this Agreement, the Participant will have no right to receive Common Stock under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.7     Vesting Schedule. Subject to Section 2.9 and 2.14 of this Agreement, the RSUs issued in connection with the payment of the Final Award shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.8     Consideration to the Company. In consideration of the grant of the award of PSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.9     Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s Termination of Service for any or no reason, any PSUs that have not been earned and any RSUs, which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. No portion of the PSUs which have not been earned and the RSUs issued in connection with a Final Award and which have not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested.

2.10     Issuance of Common Stock upon Vesting.

(a)    As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.7 of this Agreement, but in no event later than 30 days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant, a number of Shares equal to the number of RSUs subject to this Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.7 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b)    As set forth in Section 10.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount

Exhibit 10.16
sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Restricted Stock Units or the issuance of Shares.

2.11     Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable under this Agreement prior to fulfillment of the conditions set forth in Section 10.7 of the Plan.

2.12     Rights as Stockholder. The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs, the RSUs that may be issued following the Performance Period in connection with a Final Award and any Shares underlying the RSUs and deliverable under this Agreement unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

2.13     No Effect on Capital Structure. No award or right granted under this Agreement shall affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

2.14     Change In Control. If there is a Change in Control, the PSUs shall be converted into that number of RSUs equal to the Target Award, provided that, if the Committee reasonably determines that the Payout Percentage is greater than 100, the PSUs shall be converted into that number of RSUs equal to the Target Award, multiplied by the Payout Percentage. In each case, the RSUs will thereupon vest under the terms set forth in Section 2.7 of this Agreement and otherwise be treated in accordance with Section 9.3 of the Plan.

ARTICLE 3
OTHER PROVISIONS

3.1     Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs or RSUs.

3.2     PSUs/RSUs Not Transferable. The PSUs and RSUs shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.

3.3     Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the PSUs granted pursuant to this Agreement, the RSUs issued in

Exhibit 10.16
connection with a Final Award (and the Shares issuable with respect thereto). The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the PSUs, the RSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4     Binding Agreement. Subject to the limitation on the transferability of the PSUs and RSUs contained in this Agreement, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5     Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the RSUs in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

3.6     Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7     Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company or its counsel.

3.8     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9     Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10     Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11     Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board.
3.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject

Exhibit 10.16
3.13     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs, the RSUs issued in connection with a Final Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14     Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant at any time.

3.15     Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Schedules thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

3.16     Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.17     Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as provided in this Agreements. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable under this Agreement.

* * * * *

Exhibit 10.16
Schedule 1
Calculation of Payout Percentage

The Payout Percentage will be calculated with reference to the following formula:

PP = (.50 × RR) + (.50 × GP)

where:

RR is one of the following:

(a) If Recurring Revenue1 is less than Threshold, RR is 0.

(b) If Recurring Revenue1 is equal to the Threshold, but less than the Target, RR is equal to 0.50 + (0.0714 × ((Recurring Revenue – Threshold) / 1,000,000).

(c) If Recurring Revenue1 is equal to the Target, but less than the Maximum, RR is equal to 1.00 + (0.143 × ((Recurring Revenue – Target) / 1,000,000).

(d) If Recurring Revenue1 is equal to or greater than the Maximum, RR is equal to 2.

For this purpose, the RR Threshold, Target and Maximum for Recurring Revenue are as follows:

Threshold        $128,000,000
Target            $135,000,000
Maximum        $142,000,000

[1]	Recurring Revenue does not include any revenue related to the processing of employee retention tax credits.

and

GP is one of the following:

(a) If Gross Profit is less than Threshold, GP is 0.

(b) If Gross Profit is equal to the Threshold, but less than the Target, GP is equal to 0.50 + (0.0714 × ((Gross Profit – Threshold) / 1,000,000).

(c) If Gross Profit is equal to the Target, but less than the Maximum, GP is equal to 1.00 + (0.143 × ((Gross Profit – Target) / 1,000,000).

(d) If Gross Profit is equal to or greater than the Maximum, GP is equal to 2.

For this purpose, the Threshold, Target and Maximum for Gross Profit are as follows:

Threshold        $90,000,000
Target            $97,000,000
Maximum        $104,000,000